Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 1-A POS of our report dated May 20, 2022 with respect to the audited consolidated balance sheet of LiveCare, Inc. (the Company) as of December 31, 2021 and the related consolidated statements of operations, changes in stockholders’ equity and cash flow for the year ended December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ TAAD LLP

www.taadllp.com

Diamond Bar, CA

May 26, 2022